Exhibit 99.1

RECEPTOS, INC.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders of Receptos, Inc.

We have audited the accompanying consolidated balance sheets of Receptos, Inc. as of December 31, 2014 and 2013, and the related consolidated statements of operations and comprehensive loss, consolidated statements of convertible preferred stock and stockholders’ equity (deficit), and cash flows for each of the three years in the period ended December 31, 2014. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Receptos, Inc. at December 31, 2014 and 2013, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2014, in conformity with U.S. generally accepted accounting principles.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Receptos, Inc.’s internal control over financial reporting as of December 31, 2014, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013 framework) and our report dated March 2, 2015 expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP

San Diego, California

March 2, 2015

RECEPTOS, INC.

Consolidated Balance Sheets

(In thousands, except par value information)

	December 31,
	2014	2013
Assets
Current assets:
Cash and cash equivalents	$458,278	$23,805
Short-term investments	213,651	45,685
Prepaid expenses and other current assets	3,603	914

Total current assets	675,532	70,404
Property and equipment, net	966	269
Other assets	1,509	555

Total assets	$678,007	$71,228

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$7,909	$5,096
Accrued expenses	16,161	7,612
Accrued compensation and benefits	4,450	1,998
Current portion of term loan	—	735
Current portion of deferred revenue	—	700

Total current liabilities	28,520	16,141
Term loan	—	4,180
Deferred rent	—	112

Total liabilities	28,520	20,433
Commitments and contingencies (Note 8)	—	—
Stockholders’ equity:
Preferred stock, $0.001 par value; 10,000 shares authorized; no shares issued and outstanding	—	—
Common stock, $0.001 par value; 200,000 shares authorized; 31,516 and 18,350 shares issued and outstanding at December 31, 2014 and 2013, respectively	31	18
Additional paid-in capital	860,384	146,680
Accumulated comprehensive (loss) income	(49)	6
Accumulated deficit	(210,879)	(95,909)

Total stockholders’ equity	649,487	50,795

Total liabilities and stockholders’ equity	$678,007	$71,228

See accompanying notes to consolidated financial statements.

RECEPTOS, INC.

Consolidated Statements of Operations and Comprehensive Loss

(In thousands, except per share data)

	Year ended December 31,
	2014	2013	2012
Collaborative revenue	$5,900	$4,641	$8,647
Operating expenses:
Research and development	101,663	43,585	22,927
General and administrative	15,807	8,949	3,430

Total operating expenses	117,470	52,534	26,357

Loss from operations	(111,570)	(47,893)	(17,710)
Other income (expense):
Interest income	428	27	18
Interest expense	(909)	(443)	—
Foreign currency loss	(2,949)	—	—
Other income (expense)	30	(11)	(18)

Net loss	(114,970)	(48,320)	(17,710)
Preferred stock deemed dividend	—	(2,056)	—

Net loss attributable to common stockholders	$(114,970)	$(50,376)	$(17,710)

Net loss per share:
Net loss per common share, basic and diluted	$(4.63)	$(4.23)	$(13.73)

Weighted-average shares used to compute basic and diluted net loss per common share	24,827	11,916	1,289

Comprehensive loss:
Net loss	$(114,970)	$(48,320)	$(17,710)
Unrealized (loss) gain on marketable securities	(55)	6	—

Comprehensive loss	$(115,025)	$(48,314)	$(17,710)

See accompanying notes to consolidated financial statements.

RECEPTOS, INC.

Consolidated Statements of Convertible Preferred Stock and Stockholders’ Equity (Deficit)

(In thousands)

	Series A convertible preferred stock		Series B convertible preferred stock		Common stock		Additional paid-in	Accumulated comprehensive	Accumulated	Total stockholders’ equity
	Shares	Amount	Shares	Amount	Shares	Amount	capital	(loss) income	deficit	(deficit)
Balance at December 31, 2011	39,376	$27,260	—	$—	1,739	$2	$7,310	$—	$(29,879)	$(22,567)
Net loss	—	—	—	—	—	—	—	—	(17,710)	(17,710)
Stock-based compensation expense	—	—	—	—	—	—	220	—	—	220
Issuance of Series B convertible preferred stock and common stock warrants	—	—	12,358	12,556	—	—	—	—	—	—
Issuance of common stock, net of repurchase liability and including vesting of stock option early exercises	—	—	—	—	550	—	43	—	—	43
Issuance of common stock upon exercise of warrants	—	—	—	—	128	—	10	—	—	10
Vesting of restricted common stock subject to repurchase	—	—	—	—	—	—	21	—	—	21

Balance at December 31, 2012	39,376	27,260	12,358	12,556	2,417	2	7,604	—	(47,589)	(39,983)
Net loss	—	—	—	—	—	—	—	—	(48,320)	(48,320)
Unrealized gain on marketable securities	—	—	—	—	—	—	—	6	—	6
Stock-based compensation expense	—	—	—	—	—	—	2,969	—	—	2,969
Issuance of Series B convertible preferred stock	—	—	20,596	21,192	—	—	—	—	—	—
Preferred stock deemed dividend	—	—	—	2,056	—	—	(2,056)	—	—	(2,056)
Conversion of convertible preferred stock into common	(39,376)	(27,260)	(32,954)	(35,804)	9,644	10	63,054	—	—	63,064
Initial public offering of common stock	—	—	—	—	5,933	6	75,003	—	—	75,009
Vesting of restricted common stock subject to repurchase	—	—	—	—	—	—	79	—	—	79
Issuance of common stock upon exercise of options and warrants	—	—	—	—	356	—	27	—	—	27

Balance at December 31, 2013	—	—	—	—	18,350	18	146,680	6	(95,909)	50,795
Net loss	—	—	—	—	—	—	—	—	(114,970)	(114,970)
Unrealized loss on marketable securities		—	—	—	—	—	—	(55)	—	(55)
Stock-based compensation expense	—	—	—	—	—	—	11,148	—	—	11,148
Issuance of common stock in secondary offerings	—	—	—	—	13,056	13	701,615	—	—	701,628
Vesting of restricted common stock subject to repurchase and restricted stock units	—	—	—	—	2	—	(15)	—	—	(15)
Issuance of common stock upon exercise of options, net of repurchase of restricted common stock	—	—	—	—	108	—	956	—	—	956

Balance at December 31, 2014	—	$—	—	$—	31,516	$31	$860,384	$(49)	$(210,879)	$649,487

See accompanying notes to consolidated financial statements.

RECEPTOS, INC.

Consolidated Statements of Cash Flows

(In thousands)

	Year ended December 31,
	2014	2013	2012
Cash flows from operating activities
Net loss	$(114,970)	$(48,320)	$(17,710)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation expense	11,148	2,969	220
Depreciation and amortization	236	350	656
Deferred rent	(112)	(116)	27
Amortization of discount on marketable securities	1,948	64	—
Accretion of debt discount and exit fee	434	126	—
Amortization of debt issuance costs	100	23	—
Change in operating assets and liabilities:
Prepaid expenses and other assets	(3,751)	(363)	(278)
Restricted cash in connection with leased facility and corporate credit card	(162)	(25)	—
Accounts payable	2,522	4,077	557
Accrued expenses	8,606	5,643	122
Accrued compensation and benefits	2,452	970	216
Deferred revenue	(700)	(2,225)	(2,228)

Net cash used in operating activities	(92,249)	(36,827)	(18,418)

Cash flows from investing activities
Purchases of marketable securities	(324,094)	(45,743)	—
Maturities and sales of marketable securities	154,125	—	—
Purchases of property and equipment	(642)	(70)	(214)

Net cash used in investing activities	(170,611)	(45,813)	(214)

Cash flows from financing activities
Proceeds from issuance of common stock, net	701,887	75,009	—
Proceeds from exercise of common stock options and warrants, net of repurchase of restricted common stock	956	27	41
Proceeds from issuance of convertible preferred stock, net	—	21,192	12,556
Net proceeds from borrowings under term loan	—	4,790	—
Proceeds from early exercises of stock options	—	—	126
Other	(162)	—	—
Repayment of borrowings under terms loan	(5,348)	—	—

Net cash provided by financing activities	697,333	101,018	12,723

Net increase (decrease) in cash and cash equivalents	434,473	18,378	(5,909)
Cash and cash equivalents at beginning of period	23,805	5,427	11,336

Cash and cash equivalents at end of period	$458,278	$23,805	$5,427

Supplemental disclosure of cash flow information:
Conversion of Series A and B Preferred Stock to common stock	$—	$63,064	$—

Accrued expenses relating to deferred offering costs	$259	$254	$77

Release of repurchase liability for stock options and restricted stock shares	$62	$79	$32

Amounts accrued for capital expenditures	$291	$—	$—

Cash paid for interest	$410	$259	$—

Non-cash financing activity:
Preferred stock deemed dividend	$—	$2,056	$—

See accompanying notes to consolidated financial statements.

RECEPTOS, INC.

Notes to Consolidated Financial Statements

1. Description of Business

Receptos, Inc. is a biopharmaceutical company focused on discovering, developing and commercializing innovative therapeutics in immune disorders for specialty markets including for Relapsing Multiple Sclerosis (RMS), Inflammatory Bowel Disease (IBD) and Eosinophilic Esophagitis (EoE). The Company was incorporated in the state of Delaware on September 26, 2008 under the name Receptor Pharmaceuticals, Inc., and commenced significant operations in 2009. As used in this report, unless the context suggests otherwise, “the Company” and “Receptos” mean Receptos, Inc.

The consolidated financial statements include the accounts of Receptos, Inc. and its wholly owned subsidiaries, Apoptos, Inc. (Apoptos) and Receptos UK Ltd., which are both currently inactive. All intercompany balances and transactions among the consolidated entities have been eliminated in consolidation.

Liquidity

The Company has incurred losses and negative cash flows from operating activities since inception. As of December 31, 2014, the Company had an accumulated deficit of $210.9 million. The Company anticipates that it will continue to incur net losses into the foreseeable future as it: (i) continues the development and commercialization of its drug candidates; (ii) works to develop additional drug candidates through research and development programs; and (iii) expands its corporate infrastructure. The Company had cash, cash equivalents and short-term investments of $671.9 million as of December 31, 2014. Based on the Company’s current business plan, management believes that existing cash, cash equivalents and short-term investments will be sufficient to fund the Company’s obligations for at least the next twelve months. The Company plans to continue to fund its losses from operations and capital funding needs through cash and investments on hand, as well as future debt and equity financing and potential collaboration arrangements. If the Company is not able to secure adequate additional funding, it may be forced to make reductions in spending, extend payment terms with suppliers, liquidate assets where possible, and/or suspend or curtail planned programs. Any of these actions could materially harm the Company’s business, results of operations and future prospects.

2. Summary of Significant Accounting Policies

Use of Estimates

The Company’s consolidated financial statements are prepared in accordance with accounting principles generally accepted in the US (US GAAP). The preparation of the Company’s consolidated financial statements requires it to make estimates and assumptions that impact the reported amounts of assets, liabilities, revenues and expenses and the disclosure of contingent assets and liabilities in the Company’s consolidated financial statements and accompanying notes. The most significant estimates in the Company’s consolidated financial statements relate to clinical trial accruals and stock-based compensation expense. Although these estimates are based on the Company’s knowledge of current events and actions it may undertake in the future, actual results may ultimately materially differ from these estimates and assumptions.

Segment Reporting

Operating segments are identified as components of an enterprise about which separate discrete financial information is available for evaluation by the chief operating decision-maker in making decisions regarding resource allocation and assessing performance. The Company views its operations and manages its business in one operating segment, operating primarily in the United States.

Cash and Cash Equivalents

The Company classifies time deposits and other investments that are highly liquid and have maturities of three months or less at the date of purchase as cash equivalents. The carrying amounts approximate fair value due to the short maturities of these instruments. As of December 31, 2014, cash and cash equivalents include cash in readily available checking and money market accounts, as well as government sponsored entities. As of December 31, 2013, cash and cash equivalents include cash in readily available checking and money market accounts, as well as corporate debt securities.

Short-Term Investments

The Company carries short-term investments classified as available-for-sale at fair value as determined by prices for identical or similar securities at the balance sheet date. Short-term investments consist of both Level 1 and Level 2 financial instruments in the fair-value hierarchy. The Company records unrealized gains and losses as a component of other comprehensive loss within the statements of operations and comprehensive loss and as a separate component of stockholders’ equity. Realized gains or losses on available-for-sale securities are determined using the specific identification method and the Company includes net realized gains and losses in interest income.

At each balance sheet date, the Company assesses available-for-sale securities in an unrealized loss position to determine whether the unrealized loss is other-than-temporary. The Company considers factors including: the significance of the decline in value compared to the cost basis, underlying factors contributing to a decline in the prices of securities in a single asset class, the length of time the market value of the security has been less than its cost basis, the security’s relative performance versus its peers, sector or asset class, expected market volatility and the market and economy in general. An impairment loss is recognized at the time the Company determines that a decline in the fair value below its cost basis is other-than-temporary.

Restricted Cash

Restricted cash as of December 31, 2014 consists of $216,000 to secure lines of credit associated with leased facilities and $50,000 to secure the Company’s corporate credit card. The short term portion of restricted cash is grouped within prepaid expenses and other current assets while the long term portion of restricted cash is grouped with other assets.

Fair Value of Financial Instruments

The valuation of assets and liabilities are subject to fair value measurements using a three tiered approach and fair value measurement is classified and disclosed by the Company in one of the following three categories:

Level 1:                     Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities;

Level 2:                     Quoted prices for similar assets and liabilities in active markets, quoted prices in markets that are not active, or inputs which are observable, either directly or indirectly, for substantially the full term of the asset or liability;

Level 3:                     Prices or valuation techniques that require inputs that are both significant to the fair value measurement and unobservable (i.e. supported by little or no market activity).

The carrying amounts of all cash equivalents, accounts payable, accrued expenses and accrued compensation and benefits are reasonable estimates of their fair value because of the short nature of these items. The Company reports its available-for-sale securities at their estimated fair value based on quoted market prices for identical or similar instruments.

Concentrations of Credit Risk

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of cash, cash equivalents and short-term investments. The Company maintains deposits in federally insured financial institutions in excess of federally insured limits. The Company has not experienced any losses in such accounts and believes it is not exposed to significant risk on its cash balances due to the financial position of the depository institutions in which those deposits are held. Additionally, the Company has established guidelines regarding approved investments and maturities of investments, which are designed to preserve principal and liquidity.

Property and Equipment

Property and equipment is carried at cost and depreciation is computed using the straight-line method over the estimated useful lives of the assets (generally three to ten years). The Company amortizes leasehold improvements over the lease term or the useful life of the improvement, whichever is shorter (including any renewal periods that are deemed to be reasonably assured). The Company expenses repair and maintenance costs that do not improve service potential or extend economic life as such costs are incurred.

Impairment of Long-Lived Assets

The Company reviews property and equipment for impairment on an annual basis and whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. An impairment loss would be recognized when estimated future undiscounted cash flows relating to the asset are less than its carrying amount. An impairment loss is measured as the amount by which the carrying amount of an asset exceeds its fair value. While the Company’s current and historical operating losses and negative cash flows are possible indicators of impairment, management believes that the future cash flows to be generated by these assets support the carrying value of its long-lived assets and, accordingly, has not recognized any impairment losses during the years ended December 31, 2014, 2013 and 2012.

Income Taxes

The accounting guidance for uncertainty in income taxes prescribes a recognition threshold and measurement attribute criteria for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities based on the technical merits of the position.

The Company uses the liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial reporting and the tax reporting basis of assets and liabilities and are measured using the enacted tax rates and laws that are expected to be in effect when the differences are expected to reverse. The Company provides a valuation allowance against net deferred tax assets unless, based upon the available evidence, it is more likely than not that the deferred tax assets will be realized. When the Company establishes or reduces the valuation allowance against its deferred tax assets, its provision for income taxes will increase or decrease, respectively, in the period such determination is made.

Revenue Recognition

The Company enters into arrangements with pharmaceutical and biotechnology partners that may involve multiple deliverables. The Company’s arrangements may contain upfront payments, license fees for research and development arrangements, research and development funding and milestone payments under collaborative agreements. Each deliverable in the arrangement is evaluated to determine whether it meets the criteria to be accounted for as a separate unit of accounting or whether it should be combined with other deliverables. Revenue is recognized separately for each unit of accounting when all four of the following criteria are met: (i) persuasive evidence that an arrangement exists; (ii) delivery of the products and/or services has occurred; (iii) the selling price is fixed or determinable; and (iv) collectability is reasonably assured.

Upfront Fees. When management determines the Company has a single unit of accounting under its collaborative arrangements, upfront fees received for collaborative agreements are recognized ratably over the expected performance period under each respective arrangement. As a result, management makes its best estimate of the period over which the Company expects to fulfill its performance obligations under an arrangement. Any amounts received under the arrangement in advance of performance, if deemed substantive, are recorded as deferred revenue and recognized as revenue as the Company completes its performance obligations.

Milestones . The Company evaluates all milestones at the beginning of the agreement to determine if they meet the definition of a substantive milestone. Revenue is recognized from milestone payments when earned, provided that (i) the milestone event is substantive, in that it can only be achieved based in whole or in part on either the Company’s performance or on the occurrence of a specific outcome resulting from the Company’s performance, and its achievability was not reasonably assured at the inception of the agreement, (ii) the Company does not have ongoing performance obligations related to the achievement of the milestone, and (iii) it would result in the receipt of additional payments. A milestone payment is considered substantive if all of the following conditions are met: (i) the milestone payment is non-refundable; (ii) achievement of the milestone was not reasonably assured at the inception of the arrangement; (iii) substantive effort is involved to achieve the milestone; and (iv) the amount of the milestone payments appears reasonable in relation to the effort expended, the other milestones in the arrangement and the related risk associated with the achievement of the milestone.

Deferred Revenue. Amounts received prior to satisfying the above revenue recognition criteria are recorded as deferred revenue in the accompanying consolidated balance sheets. Amounts not expected to be recognized within the next 12 months are classified as non-current deferred revenue.

Research and Development

Research and development (R&D) expenses include the costs associated with the Company’s R&D activities, including salaries, benefits and occupancy costs. Also included in R&D expenses are third-party costs incurred in conjunction with contract manufacturing for the Company’s R&D programs and clinical trials, including the cost of clinical trial drug supply shipped to the Company’s clinical study vendors, costs incurred by contract research organizations (CROs) and regulatory expenses. R&D costs are expensed as incurred, except when accounting for nonrefundable advance payments for goods or services to be used in future R&D activities. These payments are capitalized at the time of payment and expensed as the related goods are delivered or the services are performed.

Stock-Based Compensation

The Company accounts for stock-based compensation expense related to stock options granted to employees and members of its board of directors by estimating the fair value of each stock option on the date of grant using the Black-Scholes options-pricing model, net of estimated forfeitures. In estimating fair value for options issued under the 2013 Plan, expected volatility was based on historical volatility of comparable publicly-traded companies. As our historical share option exercise experience does not provide a reasonable basis upon which to estimate the expected term, we used the simplified method. Expected life is calculated in two tranches based on the employment level defined as director or employee. The risk-free rate used in calculating fair value of stock options for periods within the expected term of the option is based on the U.S. Treasury yield bond curve in effect on the date of grant. For awards subject to time-based vesting conditions, stock-based compensation expense is recognized using the straight-line method. In accordance with the authoritative accounting literature, options subject to both performance and time-based vesting conditions are expensed using an accelerated multiple-option approach. Under the accelerated multiple-option approach (also known as the graded-vesting method), compensation expense is recognized over the requisite service period for each separately vesting tranche of the award as though the award was, in substance, multiple awards, resulting in accelerated expense recognition during the earlier vesting periods. The Company accounts for stock options granted to non-employees using the fair value approach. Stock options granted to non-employees are subject to periodic revaluation over their vesting terms.

For performance-based awards to employees (i) the fair value of the award is determined on the grant date, (ii) the Company assesses the probability of the individual milestones under the award being achieved and (iii) the fair value of the shares subject to the milestone is expensed over the implicit service period commencing once management believes achieving the performance criteria is probable. For performance-based awards to non-employees, no expense is recognized until such time as the milestone event is achieved. Upon achievement, the portion of the milestone subject to immediate vesting is expensed based upon the then fair value of the award. For the portion of the award further subject to time-based vesting restrictions, expense is recorded quarterly, at the then fair value, as the shares vest until such time as performance is complete.

Comprehensive Loss

Comprehensive loss is defined as the change in equity during a period due to transactions and other events and/or circumstances from non-owner sources.

Net Loss per Share

Basic net loss per share is calculated by dividing the net loss by the weighted-average number of common shares outstanding for the period, without consideration of common stock equivalents. Diluted net loss per share is calculated by dividing the net loss by the weighted-average number of common shares and dilutive common stock equivalents outstanding for the period determined using the treasury-stock method. The calculation of the net loss per share during 2014 and 2013 includes the impact of the conversion of 72.3 million shares of convertible preferred stock into 9.6 million shares of common stock on May 14, 2013 in connection with the Company’s initial public offering. The calculation of the weighted-average number of shares outstanding excludes shares which have been issued upon the early exercise of stock options and are subject to future vesting and unvested restricted stock totaling 0.2 million, 0.5 million and 0.9 million shares as of December 31, 2014, 2013 and 2012, respectively.

Basic and diluted net loss per share are equivalent because the Company has incurred a net loss in all periods presented causing any potentially dilutive securities, consisting of common stock options, to be anti-dilutive. The calculation of net loss per share excludes potentially dilutive common stock options totaling 1.8 million and 3.8 million as of December 31, 2014 and 2013. Potentially dilutive securities not included in the calculation of diluted net loss per share as of December 31, 2012 were shares of convertible preferred stock convertible into shares of common stock and common stock options totaling 6.9 million.

Recent Accounting Pronouncements

Revenue Recognition

In May 2014, the FASB issued accounting guidance on the recognition of revenue from customers that supersedes most current revenue recognition guidance, including industry-specific guidance. The guidance provides that an entity recognize revenue when it transfers promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. This guidance also requires additional disclosure about the nature, amount, timing and uncertainty of revenue and cash flows arising from customer contracts, including significant judgments and changes in judgments, and assets recognized from costs incurred to obtain or fulfill a contract. The guidance allows for either full retrospective or modified retrospective adoption and will become effective for the Company in the first quarter of 2017. The Company is evaluating the alternative transition methods and the potential effects of the adoption of this update on its financial statements.

Accounting for Share-Based Payments When the Terms of an Award Provide That a Performance Target Could Be Achieved after the Requisite Service Period

In June 2014, the Financial Accounting Standards Board (FASB) issued an accounting standards update (ASU), which updated the guidance on performance stock awards. The guidance requires that a performance target that affects vesting and that could be achieved after the requisite service period is treated as a performance condition. This standard is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2015. Early application is permitted. The Company does not expect the application of the updated guidance will have a material impact on its financial position, results of operations or cash flows.

Presentation of Financial Statements—Going Concern

In August 2014, the FASB issued an ASU, which requires management of public and private companies to evaluate whether there are conditions and events that raise substantial doubt about the entity’s ability to continue as a going concern within one year after the financial statements are issued (or available to be issued when applicable) and, if so, disclose that fact. Management will be required to make this evaluation for both annual and interim reporting periods, if applicable. Management is also required to evaluate and disclose whether its plans alleviate that doubt. The standard is effective for annual periods ending after December 15, 2016 and interim periods within annual periods beginning after December 15, 2016. Early adoption is permitted for annual or interim reporting periods for which the financial statements have not previously been issued. The Company does not believe the adoption of this standard will have a material impact on its financial position, results of operations or related financial statement disclosures.

Income Statement—Extraordinary and Unusual

In January 2015, the FASB issued an ASU which eliminates the concept of extraordinary items. Extraordinary items are events and transactions that are distinguished by their unusual nature and by the infrequency of their occurrence. Eliminating the extraordinary classification simplifies income statement presentation by altogether removing the concept of extraordinary items from consideration. The standard is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2015. Early adoption is permitted provided that the guidance is applied from the beginning of the fiscal year of adoption. The Company does not believe the adoption of this standard will have a material impact on its financial position, results of operations or related financial statement disclosures.

3. Short-Term Investments

The Company invests its excess cash in available-for-sale securities consisting of money market funds, commercial paper, government-sponsored entities and debt instruments of financial institutions and corporations. Available-for-sale securities with maturities of three months or less from date of purchase are classified as part of cash equivalents in the accompanying consolidated balance sheets. Available-for-sale securities with maturities greater than three months from date of purchase are classified as part of short-term investments in the accompanying consolidated balance sheets.

Available-for-sale securities classified as cash equivalents amounted to $411.6 million and $19.1 million as of December 31, 2014 and 2013, respectively.

The carrying value of available for sale securities classified as short-term investments consisted of the following (in thousands):

	As of December 31, 2014
	Amortized Cost	Unrealized Gains	Unrealized Losses	Fair Market Value
Commercial paper	$30,164	$34	$—	$30,198
Government sponsored entities	73,623	—	(9)	73,614
Corporate debt securities	109,913	—	(74)	109,839

Total	$213,700	$34	$(83)	$213,651

	As of December 31, 2013
	Amortized Cost	Unrealized Gains	Unrealized Losses	Fair Market Value
Commercial paper	$18,927	$17	$—	$18,944
Corporate debt securities	26,752	—	(11)	26,741

Total	$45,679	$17	$(11)	$45,685

All of the Company’s available-for-sale securities held at December 31, 2014 and December 31, 2013 had maturity dates of less than 17 months and 12 months, respectively. The Company has classified all of its available-for-sale investment securities, including those with maturities beyond one year, as current assets on the accompanying consolidated balance sheets based on the highly liquid nature of these investment securities and because these investment securities are considered available for use in current operations.

The following table summarizes the Company’s short-term investments which are in an unrealized loss position as of December 31, 2014, (in thousands):

	As of December 31, 2014
	Amortized Cost	Unrealized Losses	Fair Market Value
Government sponsored entities	$55,259	$(9)	$55,250
Corporate debt securities	106,101	(74)	106,027

Total	$161,360	$(83)	$161,277

The following table summarizes the contract maturity of the available-for-sale securities the Company held as of December 31, 2014, (in thousands):

Fair Market Value
Maturing within 1 year	$193,926
Maturing after 1 year through 2 years	$19,725

Total	$213,651

At neither December 31, 2014 nor 2013, none of the Company’s available-for-sale securities was in a material unrealized loss position. The Company reviewed its investment holdings as of December 31, 2014 and determined that its unrealized losses were not considered to be other-than-temporary based upon (i) the financial strength of the issuing institution and (ii) the fact that all securities have been in an unrealized loss position for less than twelve months. As such, the Company has not recognized any such impairment in its financial statements. The Company did not realize any significant gains or losses on sales of available-for-sale securities for the years ended December 31, 2014 and 2013.

4. Fair Value Measurements

Available-for-sale investment securities are classified within the fair-value hierarchy as defined by authoritative guidance. The Company obtains the fair value of its Level 2 financial instruments from the custodian bank or from a professional pricing service. The Company’s Level 2 financial instruments are valued using market prices on less active markets and model-derived valuations with observable valuation inputs such as interest rates and yield curves. The Company obtains the fair value of Level 2 financial instruments from quoted market price, calculated price or quotes from third-party pricing services. The Company validates fair value through independent valuation testing and review of portfolio valuations provided by the Company’s investment managers. There were no transfers between Level 1 and Level 2 securities during the years ended December 31, 2014 and 2013.

The fair value of the Company’s investment holdings is summarized in the following tables (in thousands):

	As of December 31, 2014
	Total Fair	Fair Value Determined Under
	Value	(Level 1)	(Level 2)	(Level 3)
Money market funds	$67,374	$67,374	$—	$—
Commercial paper	30,198	—	30,198	—
Government sponsored entities	417,814	417,814	—	—
Corporate debt securities	109,839	—	109,839	—

Total	$625,225	$485,188	$140,037	—

	As of December 31, 2013
	Total Fair	Fair Value Determined Under
	Value	(Level 1)	(Level 2)	(Level 3)
Money market funds	$8,147	$8,147	$—	$—
Commercial paper	18,944	—	18,944	—
Corporate debt securities	37,649	—	37,649	—

Total	$64,740	$8,147	$56,593	—

5. Balance Sheet Details

Prepaid Expenses and Other Current Assets

The following table summarizes major classes of prepaid expenses and other current assets (in thousands):

	December 31,
	2014	2013
Prepaid research and development services	$751	$—
Interest receivable	1,035	277
Prepaid-insurance	986	321
Prepaid contract research costs	90	—
Other prepaid costs	741	316

Total	$3,603	$914

Property and Equipment

The following table summarizes major classes of property and equipment (in thousands):

	Useful	December 31,
	life	2014	2013
Laboratory equipment	3 years	$3,054	$2,860
Computer equipment and software	3 years	36	19
Furniture and fixtures	5 to 10 years	812	131
Leasehold improvements	5 to 10 years	880	854

		4,782	3,864
Less accumulated depreciation and amortization		3,816	3,595

Property and equipment, net		$966	$269

Accrued Expenses

The following table summarizes major classes of accrued expenses (in thousands):

	December 31,
	2014	2013
Accrued clinical trial services	$11,149	$3,197
Accrued royalty payable	—	550
Other accrued expenses	5,012	3,865

Total	$16,161	$7,612

6. Collaborative Arrangements

In December 2011, the Company entered into a co-exclusive Collaboration Agreement with Ono Pharmaceutical Co., Ltd., or Ono, to utilize the Company’s proprietary GPCR structure determination technologies for the identification of a high resolution novel protein crystal structure of an Ono proprietary GPCR drug discovery target. In December 2011, Ono paid the Company an upfront fee as consideration for technology access. The Company determined there was one unit of accounting under the Collaboration Agreement, and as such, recognized the upfront fee as collaborative revenue on a straight-line basis over the expected period of performance of the arrangement. The Collaboration Agreement also provided for certain other milestone payments which the Company concluded did not meet the definition of a substantive milestone, inasmuch as achievability was reasonably assured at the inception of the Collaboration Agreement. Such milestone payments were also deferred and were amortized over the estimated period of performance of the arrangement. In December 2013, the Collaboration Agreement was amended to allow for the early termination of the research term and the Company agreed to perform technology transfer and training with respect to, and to grant Ono a non-exclusive sublicense to, the Company’s GPCR technology platform for high-resolution crystal structure determination (the Amendment). Pursuant to the Amendment, the Company received upfront license and collaborative research termination fees totaling $3.7 million in the first quarter of 2014. The Company determined there was one unit of accounting under the Amendment. As such, the upfront fees of $3.7 million, along with the remaining deferred revenue of $0.7 million from the Collaboration Agreement, were amortized over the revised expected period of performance of 12 months.

The Company received notice from Ono in August 2014 that all deliverables specified by the Amendment had been satisfied in full, and as such, the Company recognized all previously deferred revenue associated with the collaboration with Ono. During the third quarter of 2014, the Company also recognized collaborative revenue of $1.3 million associated with a technology transfer milestone payment received in connection with the Amendment.

Revenue under the Collaboration Agreement, as amended, with Ono for the years ended December 31, 2014 and 2013 was $5.9 million and $4.6 million, respectively.

The Company remains eligible for (i) future technology transfer milestone payments of up to an additional $0.8 million (upon satisfaction of certain predetermined criteria), (ii) research milestone payments of up to another $1.8 million based on successful completion of certain research activities and (iii) development milestone payments of up to $13.5 million for the achievement of development milestones based solely upon Ono’s performance.

7. Term Loan and Security Agreement

In April 2013, the Company entered into a credit and security agreement with MidCap Funding III, LLC. under which it borrowed $5.0 million. The loan was recorded at its initial carrying value of $5.0 million, less the debt discount of $0.2 million. The debt discount included an initial fee and certain reimbursed transaction costs paid to the lender. The agreement also called for the Company to pay an exit fee based on a percentage (7%) of borrowings under the facility, as well as a prepayment fee on any amounts repaid prior to loan maturity. In August 2014, the Company terminated this facility and repaid the loan, as well as exit and prepayment fees totaling $0.5 million. The Company has no further obligations under this agreement, and there are no further encumbrances on the Company’s assets associated with the security provisions of this agreement.

8. Commitments and Contingencies

License Agreements

The Company has license agreements with The Scripps Research Institute, or TSRI, that require it to make annual license maintenance payments and future payments upon the success of licensed products that include milestones and/or royalties. The Company’s agreements with TSRI include the following:

S1P1R Modulators License Agreement. In April 2009, the Company entered into a License Agreement with TSRI, whereby the Company received an exclusive worldwide license under the Licensed Patent Rights (as defined in the license agreement) for S1P1R modulators and a non-exclusive worldwide license to the Licensed Materials (as defined in the license agreement). In consideration, the Company (i) agreed to pay a nominal annual maintenance fee, (ii) is responsible for paying royalties on annual net sales of Licensed Product (as defined in the license agreement) ranging between 1.5% and 2.0%, until such time as the expiration of the last valid claim in the Licensed Patent rights , (iii) is responsible for paying royalties ranging between 0.75% and 1.0%, on annual net sales of Non-Patent Product (as defined in the license agreement) until such time as one or more generic versions of such Non-Patent Product are commercially sold and the Company demonstrates to TSRI that sales of such generic products account for a specific percentage of aggregate unit sales in a calendar quarter, (iv) is responsible for paying product development milestone payments not to exceed $4.4 million, and (v) is responsible for paying a percentage of any sublicense revenue payments received by the Company.

During the years ended December 31, 2014, 2013 and 2012, consideration paid to TSRI under this agreement was $0.3 million, $25,000 and $10,000, respectively. Included in accrued expenses in the consolidated balance sheet as of December 31, 2013 are accrued royalties associated with this agreement of $0.3 million. As of December 31, 2014, the Company was not required to record an accrual for royalties.

Technology Platform License Agreement. In June 2009, the Company entered into a Technology Platform License Agreement with TSRI whereby the Company received an exclusive worldwide license under the Licensed Patent Rights (as defined in the agreement), and a non-exclusive worldwide license under the Know-How (as defined in the agreement). In consideration, the Company (i) agreed to pay a nominal annual maintenance fee beginning after June 18, 2011, which is credited against running royalties during the term of the agreement, (ii) agreed to pay running royalties at a de minimus rate of annual net sales of Company Products (as defined in the agreement) until June 18, 2019, (iii) agreed to pay product development milestone payments not to exceed approximately $1.0 million and (iv) is required to make non-creditable, non-refundable Aggregate Technology Income, or ATI (as defined in the agreement) payments of 7.5% of the first $100 million of cumulative ATI, except that no ATI payments is due on the first $2.5 million in cumulative ATI and a reduced percentage of that portion of cumulative ATI that is in excess of $100 million. All product development milestone and ATI payments are payable up to June 18, 2027.

Royalty consideration paid to TSRI under this agreement for the years ended December 31, 2014, 2013 and 2012, was $0.3 million, $0.2 million and $0.5 million, respectively. Included in accrued expenses in the consolidated balance sheet as of December 31, 2013 are accrued royalties associated with this agreement of $0.2 million. As of December 31, 2014, the Company was not required to record an accrual for royalties.

Operating Lease

On December 24, 2014, the Company moved into its new laboratory and office space headquartered in San Diego, California, The lease commenced in December 2014 and expires in December 2024. The lease can be terminated by the Company after five years, subject to payment of a lease termination fee as well as certain other costs. The Company has the option to extend the term of this lease for an additional five-year period with a base rent equal to the then market rate. Under the terms of the lease the Company maintains a letter of credit totaling $0.1 million which is included in other assets in the accompanying consolidated balance sheets. During construction, under the appropriate accounting guidance, the Company was considered to be the owner of the property and accordingly capitalized the asset at fair value and an offsetting lease liability in its consolidated balance sheets. Upon completion of the construction, under the appropriate accounting guidance the Company is no longer considered to be the owner of the property and accordingly has removed the associated asset and liability from its consolidated balance sheets.

The Company previously occupied laboratory and office space under a lease which expires in January 2015. Under the terms of the lease the Company maintains a letter of credit totaling $0.1 million which is included in other assets in the accompanying consolidated balance sheets. The Company recognizes minimum rent payments and escalation clauses on a straight-line basis over the lease term. The Company accounts for the difference between the minimum lease payments and the straight-line amount as deferred rent. The Company also pays property taxes, maintenance and insurance, in addition to rent. Rent expense for the years ended December 31, 2014, 2013 and 2012 was $0.6 million, $0.9 million and $0.8 million, respectively.

Future minimum lease payments due under facility leases are as follows (in thousands):

2015	$494
2016	1,689
2017	1,740
2018	1,792
2019	1,846
Thereafter	10,052

Total future minimum lease payments due facility leases	$17,613

Litigation

From time to time, the Company may be involved in various lawsuits, legal proceedings, or claims that arise in the ordinary course of business. Management does not believe any legal proceedings or claims pending at December 31, 2014, will have, individually or in the aggregate, a material adverse effect on its business, liquidity, financial position or results of operations. Litigation, however, is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm the Company’s business.

9. Stockholders’ Equity

Common Stock

Restricted Common Stock.

The Company’s 2008 Stock Plan allowed for the early exercise of option awards issued under the plan. As of December 31, 2014, options for the purchase of 982,000 shares of the Company’s common stock (net of repurchased shares) have been exercised, of which 133,000 are unvested and subject to repurchase. Under the authoritative guidance, early exercise is not considered an exercise for accounting purposes and, therefore, any payment for unvested shares is recognized as a liability at the original exercise price. This repurchase obligation is included in accrued expenses in the consolidated balance sheets and is not material for any period presented. During the years ended December 31, 2014 and 2013, the Company repurchased from terminated employees 19,000 and 123 unvested shares of common stock, respectively, associated with early exercised option grants. During the year ended December 31, 2012, no shares were repurchased by the Company.

Prior to 2013, the Company issued restricted common stock to certain founders and officers of the Company with both performance-based and time-based vesting provisions. As of December 31, 2014, all remaining outstanding restricted shares are subject to time-based vesting that will lapse over the next year. As of December 31, 2014, 46,000 shares associated with these restricted stock awards were subject to repurchase by the Company.

Public Offerings of Common Stock.

In May 2013, the Company completed the initial public offering of its common stock (the IPO) of 5,933,277 shares of common stock at an offering price of $14.00 per share. The Company received net proceeds of approximately $75.0 million, after deducting underwriting discounts, commissions and offering-related transaction costs of $8.1 million.

During January 2014, the Company completed an underwritten public offering of 3,818,000 shares of its common stock at an offering price of $30.75 per share. The Company received net proceeds from this offering of approximately $109.9 million, after deducting underwriting discounts, commissions and offering-related expenses of $7.5 million.

During June 2014, the Company completed an underwritten public offering of 5,097,950 shares of its common stock at an offering price of $40.25 per share. The Company received net proceeds from this offering of approximately $195.0 million, after deducting underwriting discounts, commissions and offering-related expenses of $10.1 million.

During November 2014, the Company completed an underwritten public offering of 4,140,000 shares of its common stock at an offering price of $100.00 per share. The Company received net proceeds from this offering of approximately $396.7 million, after deducting underwriting discounts, commissions and offering-related expenses of $17.3 million.

10. Stock-Based Compensation and Equity Plans

2013 Stock Incentive Plan

Prior to the completion of the IPO, the Company issued stock options under its 2008 Stock Plan. Effective upon the closing of the IPO, the Company’s board of directors and stockholders approved the 2013 Stock Incentive Plan (the 2013 Plan). The 2013 Plan provides for the granting of incentive stock options, within the meaning of Section 422 of the Internal Revenue Code, to employees and the granting of nonstatutory stock options, restricted stock, stock appreciation rights, stock units and cash-based awards to employees, non-employee directors, advisors and consultants. The Company has issued under the 2008 Plan and intends to continue to issue under the 2013 Plan both performance-based and time-based stock options and restricted stock awards. Performance-based awards generally vest 25% upon achievement of a milestone event, with monthly time-based vesting over the subsequent 36 months, while time-based awards generally vest over a four-year period commencing on the first anniversary of the date of grant. Milestone events are specific to corporate goals. Awards generally expire ten years from the date of grant.

As of December 31, 2014, the number of shares authorized for issuance under the 2013 Plan was 1,899,307 of which 360,301 remain available for future issuance. Under the evergreen provision in the 2013 Plan, an additional 1,260,656 shares became authorized and available for future grant on January 1, 2015.

Stock Options

The following table summarizes stock option activity for the year ended December 31, 2014 (in thousands except weighted-average amounts):

	# Shares	Weighted- Average Exercise Price per Share	Weighted- Average Remaining Contractual Term (years)	Aggregate Intrinsic Value(1)
Outstanding at December 31, 2013	1,398	$14.78	9.4
Granted	749	43.68
Exercised	(127)	7.51
Cancelled / forfeited	(93)	18.68

Outstanding at December 31, 2014	1,927	$26.31	8.8	$185,392.6

Vested or expected to vest at December 31, 2014(2)	2,060	$24.84	9.0	$201,266.4

Exercisable at December 31, 2014	472	$16.40	8.4	$50,064.8

(1)                  The aggregate intrinsic value of options as of December 31, 2014 is calculated as the difference between the exercise price of the underlying options and the closing market price of the Company’s common stock on that date, which was $122.51

(2)                  A portion of the Company’s stock options have been early exercised and are not outstanding. As of December 31, 2014, vested or expected to vest included 133,000 options which were early exercised and are still subject to future vesting (and which may be repurchased by the Company in the event the option holder ceases to provide services to the Company).

The aggregate intrinsic value of options exercised during the years ended December 31, 2014, 2013 and 2012 was approximately $7.3 million, $0.3 million and $24,000, respectively, determined as of the date of exercise. The Company did not recognize any income tax benefits from stock option exercises as it continues to record a full valuation allowance on its deferred tax assets. The fair value of options vested during the years ended December 31, 2014, 2013 and 2012 was $5.8 million, $0.6 million and $1.1 million, respectively.

Stock Compensation Expense

The Company uses the Black-Scholes model to estimate the grant date fair value of its stock options. The weighted-average assumptions underlying the calculation of grant date fair value include the following:

	Year ended December 31,
	2014	2013	2012
Risk free interest rate	2.0%	1.4%	1.1%
Expected term (years)	6.1	6.1	6.0
Expected volatility	114.7%	105.9%	94.2%
Expected dividend yield	0%	0%	0%

The weighted-average grant date fair value of options granted during the years ended December 31, 2014, 2013 and 2012 was approximately $38.63, $15.28 and $0.30, respectively.

The following table summarizes share-based compensation expense for all awards granted (in thousands):

	Year ended December 31,
	2014	2013	2012
Research and development	$5,497	$1,360	$192
General and administrative	5,651	1,609	28

Total share-based compensation expense	$11,148	$2,969	$220

As of December 31, 2014, unrecognized compensation expense related to non-vested stock options totaled $33.4 million. Such compensation expense is expected to be recognized over a weighted-average period of 2.9 years.

Employee Stock Purchase Plan

Effective upon closing of the IPO, the Company’s board of directors and the stockholders approved the Employee Stock Purchase Plan (the ESPP). The purpose of the ESPP is to assist employees in acquiring a stock ownership interest in the Company and to encourage them to remain employees of the Company. The ESPP is qualified under Section 423 of the Code and upon activation, permits eligible employees to purchase common stock at a discount through payroll deductions during specified six-month offering periods. No employee may purchase more than $25,000 worth of stock in any calendar year or 1,500 shares in any on offering period.

As of December 31, 2014, the number of shares authorized for issuance under the ESPP was 343,000. Under the evergreen provision in the ESPP, an additional 315,000 shares became authorized and available for future grant on January 1, 2015. The Company has not yet activated the ESPP plan, and accordingly, the Company has not issued any shares under the ESPP and has not recognized any stock-based compensation related to the ESPP.

11. Income Taxes

The following is a reconciliation of the expected statutory federal income tax provision to the actual income tax provision (in thousands):

	Year ended December 31,
	2014	2013	2012
Expected income tax benefit at federal statutory tax rate	$(39,090)	$(16,429)	$(6,021)
State income taxes, net of federal benefit	(6,431)	(2,694)	(1,019)
Permanent items	1,260	558	82
Research credits	(2,631)	(2,393)	(477)
Removal of net operating losses and research and development credits	42,561	20,527	6,774
Change in valuation allowance	4,331	431	661

Income tax (benefit) expense	$—	$—	$—

The following table summarizes the significant components of deferred tax assets (in thousands):

	December 31,
	2014	2013
Deferred tax assets:
Depreciation and amortization	$447	$499
Deferred revenue	—	279
Stock options	3,331	543
Unrealized foreign currency exchange loss	1,174	—
Accrued expenses and reserves	1,426	705

Total deferred tax assets	6,378	2,026
Less: Valuation allowance	6,378	2,026

Net deferred tax assets	$—	$—

At December 31, 2014, the Company had net deferred tax assets of $6.4 million. In assessing the realizability of deferred tax assets, the Company considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. Based on the weight of all available evidence, including the Company’s history of losses from inception, management has determined that it is not more likely than not that the net deferred tax assets will be realized. Accordingly, a full valuation allowance has been established to offset the net deferred tax asset for all periods presented.

As of December 31, 2014, the Company had federal and California net operating loss carryforwards of $189.0 million and $187.7 million, respectively, which will begin to expire in 2027 and 2017, respectively. At December 31, 2014, the Company had federal and California research and development tax credit carryforwards of $6.3 million and $3.0 million, respectively. The federal research and development tax credit carryforwards will begin to expire in 2027. The California research and development tax credit carryforwards are available indefinitely.

The future utilization of the Company’s net operating loss and research and development credit carryforwards to offset future taxable income may be subject to limitation as a result of ownership changes and restructurings that have occurred previously or that could occur in the future. The Tax Reform Act of 1986 (the Act) limits a company’s ability to utilize certain tax credit carryforwards and net operating loss carryforwards in the event of a cumulative change in ownerships in excess of 50% as defined in the Act. The Company has not completed its analysis to determine what, if any, impact the ownership change and restructuring would have on the Company’s ability to utilize its net operating loss and research and development credit carryforwards. Until this analysis has been completed, the Company has removed the deferred tax assets for net operating losses of $74.5 million and tax credits of $8.2 million generated through 2014 from its deferred tax asset schedule and has recorded a corresponding decrease to its valuation allowance. When this analysis is finalized, the Company plans to update its unrecognized tax benefits. Due to the existence of the valuation allowance, future changes in the Company’s unrecognized tax benefits will not impact the Company’s effective tax rate.

The Company recognizes excess tax benefits associated with the exercise of stock options directly to stockholders’ equity only when realized. Accordingly, deferred tax assets are not recognized for net operating losses resulting from excess tax benefits. As of December 31, 2014, deferred tax assets do not include approximately $0.8 million of these excess tax benefits from employee stock option exercises that are a component of the Company’s net operating loss carryforwards. Accordingly, additional paid-in capital will increase $0.8 million if and when such excess tax benefits are realized. During 2014, no excess tax benefits were realized.

The impact of an uncertain income tax position on the income tax return must be recognized at the largest amount that is more likely than not to be sustained upon audit by the relevant taxing authority. An uncertain income tax position will not be recognized if it has less than a 50% likelihood of being sustained. There were no unrecognized tax benefits recorded by the Company as of the date of adoption. As a result of the implementation, the Company did not recognize an increase in the liability for unrecognized tax benefits. There are no unrecognized tax benefits included in the consolidated balance sheets that would, if recognized, affect the effective tax rate.

The Company is subject to taxation in the US and California and various other states. The Company is subject to tax examination by tax authorities in those jurisdictions for 2009 and forward. The Company’s practice is to recognize interest or penalties related to income tax matters as income tax expense. The Company has no accruals for interest or penalties on its accompanying consolidated balance sheets as of December 31, 2014 and 2013, and has not recognized interest or penalties in its consolidated statements of operations and comprehensive loss for all periods presented.

12. Employee Benefits

The Company has a defined contribution 401(k) plan for all employees. Employees are eligible to participate in the plan beginning on the first day of the month following date of hire. Under the terms of the plan, employees may make voluntary contributions as a percent of compensation. During the years ended December 31, 2014 and 2013, the Company did not make any matching contributions.

13. Selected Quarterly Financial Information (Unaudited)

The following financial information reflects all normal recurring adjustments, which are, in the opinion of management, necessary for a fair statement of the results of the interim periods. Summarized quarterly data for 2014 and 2013 are as follows (in thousands, except per share data):

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
2014:
Collaborative revenue	$1,350	$1,100	$3,450	$—
Operating expenses	$22,766	$24,171	$33,374	$37,159
Net loss	$(21,500)	$(23,154)	$(32,165)	$(38,151)
Basic and diluted net loss per common share (1)	$(1.01)	$(1.04)	$(1.19)	$(1.32)
2013:
Collaborative revenue	$1,488	$1,238	$1,142	$773
Operating expenses	$9,082	$11,030	$16,550	$15,872
Net loss	$(9,649)	$(9,918)	$(15,565)	$(15,244)
Basic and diluted net loss per common share (1)	$(5.46)	$(0.98)	$(0.88)	$(0.86)

(1)                  Net loss per share is computed independently for each of the quarters presented. Therefore, the sum of the quarterly per-share calculations will not necessarily equal the annual per share calculation.

14. Subsequent Events

In February 2015, the Company amended the lease agreement for its corporate headquarters to increase the leased space by approximately 23,478 square feet, and in connection therewith, also increased the letter of credit for the security deposit held by the landlord from $0.1 to $0.2 million. The Company anticipates occupying the additional space in July 2015.